Exhibit 5.1

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS	345 PARK AVENUE NEW YORK, NY 10154-0037	TELEPHONE: 212.407.4000 FACSIMILE: 212.407.4990 www.loeb.com

October 2, 2014

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd.

South San Francisco, CA

Ladies and Gentlemen:

We have acted as counsel to Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for an underwritten public offering of (i) 1,000,000 units (“Units”), each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and 0.75 of a warrant to purchase one share of the Company’s Common Stock (the “Warrants”), (ii) all shares of Common Stock and all Warrants issued as part of the Units and (iii) a warrant to purchase shares of Common Stock to be issued to the underwriter (the “Underwriter’s Warrant”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that the Units, the Warrants and the Common Stock to be sold to the underwriter and the Underwriter’s Warrant, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

Titan Pharmaceuticals, Inc.

October 2, 2014

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP